Exhibit 99.1

XILINX ANNOUNCES BOARD MEMBER HAROLD E. HUGHES WILL NOT STAND FOR RE-ELECTION AT ANNUAL MEETING

SAN JOSE, CA, MAY 31, 2006 — Xilinx, Inc. (Nasdaq: XLNX) today announced that Harold E. Hughes, Jr., member of the Board and Audit Committee, will not stand for re-election but will serve the remainder of his term through the Company’s annual stockholders’ meeting scheduled for July 26, 2006. This decision was influenced by the increased time requirements and responsibilities associated with Hughes’ position as CEO and President of Rambus, Inc. Hughes was an independent consultant when he first joined the Xilinx Board in 2003. He assumed his current position with Rambus, Inc. in January 2005.

“We will miss Harold, who was a solid contributor to the Board. In today’s environment, serving as a Board member has become significantly more challenging and time consuming and I have great respect for his decision,” said Wim Roelandts, Xilinx Chairman and CEO.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.